EXHIBIT 10.13

EXECUTIVE EMPLOYMENT CONTINUATION AGREEMENT

Micromuse Inc. (“the Company”) and Mike Donohue (“Executive” or “you”), in recognition of his contributions to the past success of the Company and in order to promote continuing contributions in the future, in partial consideration for their continuing employment relationship and to encourage continued employment in the event of a Change of Control, agree as follows concerning his employment by the Company:

1.    Executive agrees to continue to devote his full time efforts to the success of the Company and the Company and Executive agree that they will each be entitled from the other to 12 months Notice of Termination of employment (“Notice Period”). During the Notice Period, Executive will be entitled to receive the compensation and benefits summarized below in Paragraph 2, in accordance with the terms of this Executive Employment Continuation Agreement (“Agreement”). In order to receive the benefits of this Agreement, Executive agrees to execute the Company’s form of release and non-competition agreement at the beginning and end of the Notice Period. Executive shall be entitled to the compensation and benefits contained in this Agreement provided that there is no “Cause” for termination at or after the beginning of the Notice Period. For purposes of this Agreement, “Cause” means the commission of any act of fraud, embezzlement or dishonesty, conviction of a felony under the laws of the United States or any state thereof, gross misconduct, continued failure to perform assigned duties (other than due to physical or mental disability) for 30 days after receiving written notification from the Board or the CEO, any unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary (other than inconsequential inadvertent disclosure), or any other intentional misconduct or breach of Executive’s employment obligations or commitments under this Agreement (e.g., assisting with transition of responsibilities during the Notice Period; assisting with litigation involving the Company or its officers or directors, etc.) that adversely affects the business or affairs of the Company or any parent or subsidiary in a significant manner.

2.    In the event of Termination of Employment of Executive resulting from a Corporate Transaction, Change of Control or Hostile Take-Over (as those terms are defined in the Company’s shareholder approved 1997 Stock Option/Stock Issuance Plan, collectively referred to in this Agreement as “Change of Control”) or from involuntary termination at any time by the Company for reasons other than Cause, the Company will provide, during the 12 month Notice period, severance benefits as follows:

a.    One year of Executive’s base salary,
b.    One year of Executive’s target bonus/commissions (the intend of a. and b. to be that Executive receives the value of his current OTE (a and b are collectively “salary continuance”), which shall be pro-rated in the year of termination to assure receipt by Executive of 12 months value,
c.    Executive level medical, dental, life and disability insurance during the period of salary continuance, and
d.    Continued vesting of outstanding stock options during the period of salary continuance.

3.    “Termination of Employment” of Executive is deemed to have occurred when one of the following occurs: Executive’s base salary is materially reduced (other than in conjunction with identical or larger percentage salary reductions to substantially all executives of equal and higher title) or Executive’s responsibilities are substantially reduced without express consent of Executive (e.g., he is no longer responsible for worldwide sales of all of company’s or successor to the company software products or his title is substantially reduced) by the Company, or by any successor to the Company, in conjunction with or within one year after the close of a Change of Control.

5.    This Agreement and the Executive’s offer letter set forth all of the terms of his employment by the Company. The terms of Executive’s employment relationship can be modified only in a written document signed by the Executive and the CEO or his designee.
This Agreement is entered into in California and any disputes hereunder shall first be submitted to mediation by a mutually agreed mediator and thereafter any remaining disputes shall be submitted to binding arbitration pursuant to the rules of the American Arbitration Association.

Agreed this         day of December, 2001.

MICROMUSE INC.	MIKE DONOHUE

By:	By:
(Signature)

Title:	Date: